Exhibit 99.1

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations is a supplement to, and should be read in conjunction with, and is qualified entirely by, our consolidated financial statements (including Notes to the Consolidated Financial Statements) and the other consolidated financial information appearing elsewhere in this report.  Some of the information in this discussion and analysis includes forward-looking statements that involve risk and uncertainties.  Actual results and timing of events could differ from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a holding company seeking to acquire assets and businesses, where our people and other assets provide a competitive advantage.  We currently have two business operating segments: durable medical equipment and investment management with general corporate representing unallocated costs and activity to arrive at consolidated operations.

For additional information see “Item 1. Business.”

COVID-19

The Company’s revenues continued to be adversely impacted by the COVID-19 pandemic.  Beginning in March 2020, the Company experienced a decrease in assets under management in our managed portfolios within the investment management business and observed higher patient cancellation rates for attended sleep studies as well as softer patient referral pipelines for new medical device set-ups within our durable medical equipment business.  The impact of COVID-19 continues to evolve and its duration and ultimate disruption to the Company’s customers and to its operations cannot be estimated at this time.  Should the disruption continue for an extended period of time, it could have a more severe adverse effect on our business and operations.

In addition, COVID-19 may impact our ability to act on new acquisitions or other business opportunities.

The Company prioritizes the health and safety of employees and customers.  Beginning in early March 2020, all employees at our headquarters as well as certain employees of HC LLC moved to a remote-working model.  In addition, the officers of GEG have maintained regular communications with key service providers, including legal and accounting professionals, other consultants and vendors, noting that those firms have similarly moved to remote-working models to the extent possible.  Such employees and key service providers have been able to effectively transition to working remotely while maintaining a consistent level of capabilities and service, however, we will continue to monitor and make adjustments as necessary.

At HC LLC we invested in virtual patient set-ups which allow our respiratory therapists to interact with patients by video to maintain social distance.  Certain other employees whose responsibilities have been impacted by social distancing have been temporarily redeployed within the organization.

We cannot predict the full impact of the COVID-19 pandemic, including its duration in the United States and worldwide and the magnitude of the economic impact of the outbreak, particularly with respect to the travel restrictions, business closures and other quarantine measures imposed on our employees, suppliers and service providers by various local, state, and federal governmental authorities, as well as non-U.S. governmental authorities.  As such, we are unable to predict the duration of any business and supply-chain disruptions, the extent to which the COVID-19 pandemic will negatively affect our operating companies’ operating results or the impact that such disruptions may have on our results of operations and financial condition.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP).  The preparation of these financial statements requires our management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These items are monitored and analyzed by our management for changes in facts and circumstances, and material changes in these estimates could occur in the future.

Business Combinations, Acquired Intangible Assets and Goodwill

Business combinations are accounted for at fair value.  The accounting for business combinations requires estimates and judgment as to expectations for future cash flows of the acquired business, and the allocation of those cash flows to identifiable intangible assets, in determining the estimated fair value for assets and liabilities acquired.  Goodwill represents the excess of fair value over identifiable tangible and intangible net assets acquired in business combinations.  Goodwill is not amortized.  Instead, goodwill is reviewed for impairment at least annually, or on an interim basis between annual tests when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value.

The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions, as well as other information compiled by management, including projected financial information, effective income tax rates, present value discount factors, and long-term growth expectations.  The Company utilizes third-party specialists to assist management with the identification and valuation of intangible assets using customary valuation procedures and techniques.

We perform our annual impairment test of goodwill on the first day of the fiscal fourth quarter.  The Company tests long-lived assets, including intangible assets, for impairment if conditions exist that indicate the carrying value may not be recoverable.

All of the Company’s goodwill was acquired in conjunction with the acquisitions of the durable medical equipment businesses and has been recorded within our durable medical equipment reporting unit.  Based on our annual impairment test as of April 1, 2021 the fair value of the durable medical equipment reporting unit exceeded the carrying value by 73.0% and no impairment occurred.  The fair value of this reporting unit was derived using a combination of present value of estimated cash flows and the valuations and prices of comparable businesses.  The discount rate used in this analysis was 15.5%.

Accounts Receivable

Substantially all of the accounts receivable balance relates to the durable medical equipment business.  Accounts receivable are customer obligations due under normal sales and rental terms and represent the amount estimated to be collected from the patient customers and, if applicable, the third-party private insurance provider or government program (collectively, Payors), based on the contractual agreements.  The Company does not require collateral in connection with its customer transactions and aside from verifying insurance coverage, does not perform credit checks on patient customers.  Revenue and accounts receivable have been constrained to the extent that billed amounts exceed the amounts estimated to be collected.  The constrained transaction price relates primarily to expected billing adjustments with the Payors and patient customers.  Management’s evaluation of variable consideration takes into account such factors as past experience, information about specific receivables, Payors and patient customers.

The assessment of variable consideration to be constrained is based on estimates, and ultimate losses may vary from current estimates. As adjustments to these estimates become necessary, they are reported in earnings in the periods in which they become known.  Changes in constraints on variable consideration are recorded as a component of net revenues.  To the extent historical experience is not indicative of future performance, actual collections experience could differ significantly from management’s judgments and expectations, resulting in either increases or decreases to future revenues, as applicable.

The Company generally does not allow returns from providers for reasons not covered under the manufacturer’s standard warranty. Therefore, there is no provision for sales return reserves.  The Company does not have significant bad debt experience with Payors, and therefore does not maintain an allowance for doubtful accounts.

Durable Medical Equipment Revenue

Durable medical equipment revenue from a customer consists of any combination of the sale and rental of durable medical equipment and/or the provision of sleep study services.  For durable medical equipment sales and services, the Company recognizes revenue in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.  For revenue associated with durable medical equipment rentals, the Company recognizes revenue in accordance with ASC Topic 842, Leases.

The Company sells durable medical equipment, replacement parts and supplies to customers and recognizes revenue at the point control is transferred through delivery to the customer.  Each piece of equipment, part or supply is distinct and separately priced thus they each represent a single performance obligation.  The revenue is allocated amongst the performance obligations based upon the relative standalone selling price method, however, items are typically all delivered or supplied together.  The customer and, if applicable, the Payors are generally charged at the time that the product is sold, although separate layers of insurance coverage may need to be invoiced before final billings may occur.

The Company also provides sleep study services to customers and recognizes revenue when the results of the sleep study are complete as that is when the performance obligation is met.

The Company leases durable medical equipment to customers for a fixed monthly amount on a month-to-month basis.  The customer has the right to cancel the lease at any time during the rental period and payments are generally billed in advance on a month-to-month basis.

Due to the nature of the durable medical equipment business, billing adjustments customarily occur during the collections process when explanations of benefits are received by Payors, and as amounts are deferred to secondary Payors or to patient responsibility.  For durable medical equipment sales and services revenue, the Company includes in the transaction price only the amount that the Company expects to be entitled.  Durable medical equipment rental revenue is recognized for amounts where collection from Payors and patients are reasonably assured.  As such, revenue recognized upon satisfaction of the Company’s performance obligations consist of substantially all of the Payor billings at contractual rates as well as estimates of patient co-payments that will ultimately be collected.

Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain Payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application or claim denial.  To the extent historical experience is not indicative of future performance, actual collections experience could differ significantly from management’s judgments and expectations, resulting in either increases or decreases to future durable medical equipment sales and services revenues or durable medical equipment rental income, as applicable.

Investment Management Revenue

The Company recognizes revenue from its investment management business at amounts that reflect the consideration to which it expects to be entitled in exchange for providing services to its customer.  Investment management revenue primarily consists of fees based on a percentage of assets under management; fees based on the performance of managed assets; and administrative fees.

Because of the uncertainty of when incentive fees will be collected due to market conditions and investment performance, incentive fees are fully constrained and not recorded until received and the probability of significant reversal of the fees is eliminated in accordance with the respective investment management agreements.  As of June 30, 2021, the Company had $9.7 million in cumulative earned but constrained incentive fee revenue.  To the extent such constrained incentive fees are collected in the future, they could result in significant increases to future investment management revenue.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards.  Valuation allowances are established when necessary in order to reduce deferred tax assets to the amounts expected to be recovered.

The Company has established a full valuation allowance for its deferred tax assets that are not recoverable from taxable temporary differences due to historical net operating losses.  To the extent that the Company generates taxable income in the future, the reversal of valuation allowances could generate significant tax benefits to future operations.  As of June 30, 2021, the Company has a valuation allowance of $231.8 million.

The calculation of the Company’s tax positions involves dealing with uncertainties in the application of complex tax regulations in several different state tax jurisdictions.  The Company is periodically reviewed by tax authorities regarding the amount of taxes due.  These reviews include inquiries regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions.  The Company records estimated reserves for exposures associated with positions that it takes on its income tax returns that do not meet the more likely than not standards.

Results of Operations

The following discussion is reflective of our two business operating segments: durable medical equipment and investment management.  General corporate represents unallocated costs and activity to arrive at consolidated operations.  Activity not allocated to the segments include, but are not limited to, certain investment and financing activities, professional fees, costs associated with being a public company, acquisition costs and costs associated with executive and corporate management departments, including compensation, benefits, rent and insurance. During the fiscal year ended June 30, 2020 we sold our real-estate business. See “Discontinued Operations” below for more information.

The following table provides the results of our consolidated operations for the years ended June 30, 2021 and 2020:

	For the years ended June 30,
	2021	Percent Change	2020
Revenue:
Total revenue	$60,853	3%	$58,994
Operating costs and expenses:
Cost of goods sold	(16,881)	12%	(15,055)
Cost of rentals	(6,950)	(24)%	(9,105)
Other selling, general and administrative	(38,376)	11%	(34,490)
Depreciation and amortization	(2,383)	(5)%	(2,515)
Total operating expenses	(64,590)		(61,165)
Operating loss	(3,737)		(2,171)
Other income (expense):
Interest expense	(4,949)	13%	(4,371)
Other income (expense)	1,842	NM%	(6,555)
Total other expense, net	(3,107)		(10,926)
Total pre-tax loss from continuing operations	$(6,844)		$(13,097)

NM - not meaningful

Revenues

Revenues for the year ended June 30, 2021 included $57.6 million from the durable medical equipment business and $3.2 million from the investment management business, while revenues for the year ended June 30, 2020 included $55.7 million from the durable medical equipment business and $3.3 million from the investment management business.  The increase in total revenue for the year ended June 30, 2021 as compared to the year ended June 30, 2020 is primarily attributable to contributions from the acquisition of Advanced Medical DME, LLC and PM Sleep Lab, LLC (collectively, AMPM) in March 2021 and organic growth in resupply sales within the durable medical equipment business.  These increases were partially offset by decreases in durable medical equipment rentals due to the continued suppressed referral pipeline for new equipment set-ups and increased revenue reserve constraints, as well as decreases in management fees earned from our investment management business. Investment management revenues decreased $0.1 million related to lower management fees earned on managed portfolios during the year.

Operating costs and expenses

The increase in operating expenses for the year ended June 30, 2021 as compared to the year ended June 30, 2020 is primarily attributable to increases at the durable medical equipment business due to AMPM contributions and increased COVID-19-related costs, as well as an increase in compensation at the investment management segment.

Other income (expense)

Interest expense increased for the year ended June 30, 2021 as compared to the year ended June 30, 2020 due to issuance of preferred stock in Forest Investments, Inc. (Forest), and HC LLC in December 2020 and the Convertible Notes in February 2020.

Other income (expense) typically consists of dividend income and net unrealized gain (loss) on investments.  The year over year net increase is primarily attributable to the net realized and unrealized gain on our investment in GECC and private funds which is discussed under “—Investment Management” below.  In addition, the Company recognized approximately $1.9 million in losses on extinguishment of debt during the year ended June 30, 2021.  There was no corresponding activity in the prior year presented in the table above.

Durable Medical Equipment

The key metrics of our durable medical equipment business include:

◾	Patients and setup growth – which drives revenue growth and takes advantage of scalable operations

◾	Earnings before interest, taxes, depreciation and amortization (EBITDA)

The following table provides the results of our durable medical equipment business.

	For the years ended June 30,
(in thousands)	2021	Percent Change	2020
Revenue:
Total revenue	$57,643	4%	$55,662
Operating costs and expenses:
Cost of goods sold	(16,881)	12%	(15,055)
Cost of rentals	(6,950)	(24)%	(9,105)
Transaction costs	(299)	NM%	-
Other selling, general and administrative	(28,969)	11%	(26,080)
Depreciation and amortization	(1,909)	2%	(1,878)
Total operating expenses	(55,008)		(52,118)
Operating income	2,635		3,544
Other income (expense):
Interest expense	(3,950)	8%	(3,655)
Other income (expense)	(1,174)	NM%	5
Total other expense, net	(5,124)		(3,650)
Total pre-tax loss from continuing operations	$(2,489)		$(106)

NM - not meaningful

Durable Medical Equipment Revenue

In March 2021, the Company acquired AMPM, expanding our geographical footprint throughout Kansas and Missouri.  From acquisition thru June 30, 2021, AMPM contributed approximately $1.5 million in revenues to our durable medical equipment business.

Durable medical equipment revenues include revenue from the sale of medical equipment, sleep study services and medical equipment rentals.  For the year ended June 30, 2021, revenues from the sale of medical equipment and sleep study services were $32.3 million and $5.1 million, respectively, compared to $28.9 million and $5.3 million, respectively during the year ended June 30, 2020.

Revenue from medical equipment rentals was $20.2 million for the year ended June 30, 2021 as compared to $21.5 million for the year ended June 30, 2020.  The decrease is primarily attributable to the continued suppressed referral pipeline for new equipment set ups, partially offset by AMPM contributions.

Due to the COVID-19 pandemic, we have seen continued softness in our sleep study services due primarily to potential patients putting off perceived non-essential health care services.

In addition, a portion of our equipment sales and rentals are dependent on the availability and accessibility of primary physicians to patients.  If patients are unable to access their physicians or otherwise delay seeking medical attention for their conditions, our referral pipeline for new patient set-ups and related sales and rental revenues are adversely impacted.

Durable Medical Equipment Costs and Expenses

Cost of goods sold includes inventory costs for medical equipment sold and direct costs associated with running sleep study services, including staff compensation to perform the studies and the purchase of supplies used in the studies.  Cost of rentals includes depreciation on medical equipment held for lease and costs related to maintenance expenses.  The increases in these costs for the year ended June 30, 2021 as compared to the year ended June 30, 2020 are primarily due to the increases in the related revenues and sales volumes, along with higher sales on lower margin products including resupply revenue versus higher margin services such as sleep studies.

General and administrative expenses consist of employee-related, facility-related, freight and shipping, IT and other costs.  For the years ended June 30, 2021 and 2020, these amounts are net of government stimulus received under the CARES Act of $4.6 million and $5.1 million, respectively.  Excluding such stimulus, employee-related costs were $22.5 million and $20.7 million, respectively. The increase in employee related costs is primarily due to additional payroll-related costs relating to acquired AMPM employees and the conversion of certain consultants into full-time employees.  Facility-related expenses were $3.4 million and $3.1 million, respectively, with increases mainly due to expansion through acquisition and the build out of existing locations, along with increased costs related to COVID-19 including social distancing modifications and enhanced cleaning protocols.  Freight and shipping costs were $1.7 million and $1.4 million, respectively, with increases primarily related to remote patient set-ups that were previously performed in person prior to the pandemic.  Information technology costs were $2.2 million and $2.0 million, respectively, with increases due to the AMPM acquisition.  Other costs were $3.7 million and $4.0 million, primarily consisting of professional fees, which decreased as certain consultants were converted into full-time employees, as noted above.

Transaction costs increased for the year ended June 30, 2021 as compared to the prior period as they primarily relate to one-time expenses incurred in the acquisition of AMPM in the current year, whereas no acquisitions were noted in the prior period.

Durable Medical Equipment Other Income (Expense)

In addition to the operating costs and expenses, we recognized interest expense of $4.0 million and 3.7 million for the years ended June 30, 2021 and 2020, respectively.  The increase is primarily related to the issuance of $44 million in Series A-1 Preferred Stock and Series A-2 Preferred Stock in December 2020, a refinancing that retired the previously outstanding term loan of $26 million.

Other income (expense) primarily consists of a debt extinguishment charge of $1.9 million in the current year related to the paydown of the term loan in December 2020.  This charge is partially offset by a $0.7 million gain recorded to mark an embedded derivative on the Series A-2 Preferred Stock to fair value as of June 30, 2021.

Investment Management

The key metrics of our investment management business include:

◾	Assets under management ― which provides the basis on which our management fees and performance milestones for vesting of certain equity awards are based

◾	Investment performance ― on which our incentive fees (if any) are based and on which we are measured against our competition

The following table provides the results of our investment management business:

	For the years ended June 30,
(in thousands)	2021	Percent Change	2020(1)
Revenue:
Total revenue	$3,210	(4)%	$3,332
Operating costs and expenses:
Stock-based compensation	(757)	NM%	34
Consulting agreement	-	(100)%	(283)
Other general and administrative	(2,810)	51%	(1,855)
Depreciation and amortization	(473)	(26)%	(636)
Total operating expenses	(4,040)		(2,740)
Operating income (loss)	(830)		592
Other income (expense):
Interest expense	(101)	(36)%	(157)
Other income (expense)	3,654	NM%	(6,617)
Total other income (expense), net	3,553		(6,774)
Total pre-tax income (loss) from continuing operations	$2,723		$(6,182)

NM - not meaningful

(1)
Previously reported non-operating activity including dividend income and unrealized gains/losses related to managed investments has been reclassified from General Corporate to Investment Management to conform with current segment organization.

Investment Management Revenue

Investment management revenues include management fees and administration fees related to services provided to certain managed investment vehicles.  For the years ended June 30, 2021 and 2020, we recognized $2.7 million and $2.8 million, respectively, of management fee revenue and $0.5 million and $0.5 million, respectively, of administration fee revenue.  The decrease in management fee revenue for the year ended June 30, 2021 as compared to the year ended June 30, 2020 is attributable to decreases in the average assets on which such fees are calculated.  Administration fees for the year ended June 30, 2021 were consistent with the administration fees for the year ended June 30, 2020.

Investment Management Costs and Expenses

Stock-based compensation costs increased for the year ended June 30, 2021 as compared to the year ended June 30, 2020 as the prior period benefit includes changes in estimates related to performance-based awards.

GECM had a consulting agreement with a third party to provide services in exchange for 26% of the fees earned from the management of GECC, excluding incentive fees.  The consulting agreement expired in November 2019, as such no such consulting fees were incurred for year ended June 30, 2021.

Other general and administrative costs consist primarily of employee-related, facility-related, professional fees and other overhead costs, excluding stock-based compensation.  The increase in general and administrative costs for the year ended June 30, 2021 as compared to the year ended June 30, 2020 is primarily attributable to the increases in employee-related costs and professional fees related to investment management growth initiatives.

Investment Management Other Income (Expense)

Other income and expense primarily consisted of dividend income and unrealized gains or losses on the Company’s managed investments in GECC and GESOF.  Dividend income for the years ended June 30, 2021 and 2020 was $3.0 million and $2.1 million, respectively.  We recognized unrealized gains of $0.7 million and unrealized losses of $8.7 million, respectively, for the years ended June 30, 2021 and 2020.  We mark-to-market our investment in GECC and underlying investments of GESOF by reference to the closing price of related investments on Nasdaq or other exchanges, as applicable, as of each period end.

General Corporate

The following table provides the results of our general corporate business:

	For the years ended June 30,
(in thousands)	2021	Percent Change	2020(1)
Revenue:
Total revenue	$579	100%	$159
Operating costs and expenses:
Stock-based compensation	(998)	71%	(582)
Transaction costs	(618)	(28)%	(863)
Other general and administrative	(4,504)	(10)%	(5,020)
Depreciation and amortization	(1)	-%	(1)
Total operating expenses	(6,121)		(6,466)
Operating loss	(5,542)		(6,307)
Other income (expense):
Interest expense	(3,252)	NM%	(559)
Other income (expense)	1,716	NM%	57
Total other expense, net	(1,536)		(502)
Total pre-tax loss from continuing operations	$(7,078)		$(6,809)

(1)
Previously reported non-operating activity including dividend income and unrealized gains/losses related to managed investments has been reclassified from General Corporate to Investment Management to conform with current segment organization.

General Corporate Revenue

For the years ended June 30, 2021 and 2020, all revenue was derived from fees earned by Great Elm DME Manager, LLC (DME Manager), a subsidiary in our general corporate segment, which provides consulting services to HC LLC, a subsidiary in our durable medical equipment segment.  In addition to this revenue, the year ended June 30, 2021, revenue includes $0.2 million in fees earned by DME Manager relating to consulting services provided to Forest.

General Corporate Costs and Expenses

Our general and administrative costs primarily consisted of professional fees, employee-related and facility-related costs for our finance, legal and other administrative functions as well as professional fees and payroll costs in connection with our diligence efforts towards identifying asset and business acquisition opportunities.  Excluding the non-recurring benefit in the prior year of $1.1 million related to the change in fair value of contingent consideration, other general and administrative expenses at Corporate decreased $1.7 million or 27% year over year as management focused on vendor management and controlling overhead costs.  The decrease in general and administrative fees is largely derived from the $1.0 million decrease in external audit fees attributable to our change in auditors in the prior year, $0.6 million decrease in employee-related costs as allocable employees focused their attention on our operating segments, and a $0.3 million reduction in board costs as certain directors elected to take their cash compensation in the form of stock awards (this results in a corresponding increase to stock-based compensation). This increase is partially offset by $0.2 million in Forest management fees.

General Corporate Other Income (Expense)

Interest expense consists of interest on the Convertible Notes issued in March 2020, as well as on Forest Preferred Stock, which was issued in December 2020. Interest expenses increased for the year ended June 30, 2021 as compared to the year ended June 30, 2020 as it includes a full year of interest on the Convertible Notes and six months of interest on the preferred stock, whereas the prior year includes only four months of interest on the Convertible Notes.

Other income (expense) during the current year is comprised of intercompany interest income of $2.4 million related to Forest's investments in HC LLC preferred stock. This amount is partially offset by a $0.7 million charge related to changes in the valuation of the embedded derivative. This income has corresponding charges in the durable medical equipment business and such impacts are eliminated in consolidation. Since the preferred stock was issued in December 2020, there is no corresponding activity in the prior year.

Income Taxes

We do not expect that we will owe any federal taxes for the year ended June 30, 2021 or 2020, however, we are required to provide intra period taxes allocated between continuing operations and discontinued operations.  During 2021, the Company recognized an income tax benefit with respect to discontinued operations of $0.1 million related to intra period allocations.  No intraperiod allocations were made in 2020.  State and local taxes were approximately $1.4 and $0.1 million for the year ended June 30, 2021 and 2020, respectively.  State tax provisions during the year ended June 30, 2021 are primarily attributable to discrete taxable entity re-organization transactions at HC LLC and Great Elm Capital GP, LLC.

Summary of Discontinued Operations

On June 23, 2021, the Company’s majority-owned indirect subsidiary Great Elm FM Acquisition, Inc., entered into an agreement with Monomoy Properties Fort Myers, LLC (Monomoy FM) to sell the Company’s real estate business to Monomoy FM for $4.6 million in cash.  The real estate business consists of majority-interests in two Class A office buildings totaling 257,000 square feet situated on 17 acres of land in Fort Myers, Florida.  The Company acquired the real estate business in March 2018 for $2.7 million.  After transaction costs, the gain on the sale was $0.3 million.

The sale of the real estate business, which has historically been disclosed as its own reportable segment, represents a strategic shift away from the direct ownership and operation of real estate properties.  Accordingly, our historical financial information has been recast to present the activities of the real estate business within discontinued operations, and the assets and liabilities of the real estate business as assets and liabilities of discontinued operations.

	For the years ended June 30,
(in thousands)	2021	2020
Discontinued operations:
Net revenue	$5,005	$5,104
Real estate expenses	(505)	(544)
Depreciation and amortization	(1,689)	(1,722)
Operating income from discontinued operations	2,811	2,838
Interest expense	(2,536)	(2,619)
Gain on sale of real estate business	263	-
Pretax income from discontinued operations	538	219
Income tax benefit	111	-
Net income from discontinued operations	$649	$219

Operations of the discontinued real estate business were relatively flat year over year. Upon sale of the business on June 23, 2021, we recognized a gain on sale of $0.3 million. In addition, we also recorded a tax benefit of $0.1 million related to intraperiod tax allocations to the discontinued operations.

Liquidity and Capital Resources

The following table presents selected financial information and statistics:

	As of June 30,
(in thousands)	2021	2020
Current Assets	$88,534	$61,328
Current Liabilities	33,005	29,303
Working Capital	$55,529	$32,025
Long Term Liabilities	$73,440	$109,504

	For the years ended June 30,
(in thousands)	2021	2020
Cash provided by (used in) operating activities	$(18,976)	$13,245
Cash provided by (used in) investing activities	(15,482)	(6,632)
Cash provided by (used in) financing activities	18,340	21,776
Net increase (decrease) in cash and cash equivalents	$(16,118)	$28,389

Working Capital and Cash Flows

As of June 30, 2021, we have cash of $24.4 million and investments with a fair value of $24.0 million.

We intend to make acquisitions that will likely result in our investment of all of our liquid financial resources, the issuance of equity securities and the incurrence of indebtedness.  If we are unsuccessful at raising additional capital resources, through either debt or equity, it is unlikely we will be able execute our strategic growth plan.  See “Item 1A. Risk Factors.”

Cash Provided by or Used in Operating Activities. Cash flows used in operating activities totaled $19.0 million and cash flows provided by operating activities totaled $13.2 million for the years ended June 30, 2021 and 2020, respectively.  For the year ended June 30, 2021, net cash used in operating activities consisted primarily of the net loss of $7.9 million and purchase of investments totaling $31.4 million, partially offset by $8.7 million in non- cash depreciation and amortization, $5.8 million in sales of investments by our consolidated funds, $1.9 million in non-cash interest and amortization and loss on extinguishment of debt of $1.9 million.  For the year ended June 30, 2020, net cash provided by operating activities consisted primarily of the net loss of $12.9 million offset by $4.4 million in CMS advanced payments included in deferred revenue and non-cash activity, including $10.8 million in depreciation and amortization and $8.7 million in unrealized loss on our investment in GECC.

Cash Used in Investing Activities. Cash flows used in investing activities totaled $15.5 million and $6.6 million for the years ended June 30, 2021, and 2020, respectively.  For the year ended June 30, 2021, net cash used in investing activities primarily consists of $6.7 million in purchases of equipment held for rental, $8.8 million in participation in related party rights offering and $4.7 million purchases of investments, partially offset by $4.4 million in net proceeds received from the sale of the real estate business.  For the year ended June 30, 2020, net cash used in investing activities primarily consists of $8.1 million in purchases of equipment held for rental which was partially offset by $1.8 million in proceeds from the sale of equipment held for rental.

Cash Provided by Financing Activities. Cash flows provided by financing activities totaled $18.3 million and $21.8 million for the years ended June 30, 2021 and 2020, respectively.  For the year ended June 30, 2021, net cash inflows primarily consisted of $37.7 million in gross proceeds from the JPM Transaction, $11.2 million in margin borrowing due to broker from investment purchases in the consolidated funds, capital contributions from non-controlling interests in the consolidated funds of $4.8 million and $3.6 million in proceeds from new equipment financing debt.  Such inflows were partially offset by principal payments of $33.4 million on our debt, $1.6 million in debt extinguishment costs and capitalized issuance costs of $1.3 million in connection with the JPM Transaction.  For the year ended June 30, 2020, cash inflows of $30.0 million were provided by the issuance of Convertible Notes, partially offset by net principal payments of $5.3 million on our long-term related party notes payable, revolving line of credit and equipment financing and payment of debt issuance costs.

Borrowings

As of June 30, 2021 the Company had $34.3 million face value in Convertible Notes outstanding.  The Convertible Notes are held by a consortium of investors, including related parties.  The Convertible Notes accrue interest at 5.0% per annum, payable semiannually in arrears on June 30 and December 31, in cash or in-kind at the option of the Company.

The Convertible Notes are due on February 26, 2030, but are convertible at the option of the holders, subject to the terms therein, prior to maturity into shares of our common stock.  Upon conversion of any note, the Company will pay or deliver, as the case may be, to the noteholder, in respect of each $1,000 principal amount of notes being converted, shares of common stock equal to the conversion rate in effect on the conversion date, together with cash, if applicable, in lieu of delivering any fractional share of common stock.

As of June 30, 2021, JPM held $35.0 million face value in shares of Forest Preferred Stock.  The shares provide for a 9% annual dividend, which is payable quarterly.  The shares are mandatorily redeemable by the Company at their face value of $1,000 per share on December 29, 2027, or at a 0-3% premium decreasing over time based upon the occurrence of certain redemption events prior to December 29, 2027.  The redemption events include the occurrence of an ownership change that triggers an IRC § 382 limitation which reduces Forest net operating loss carryforwards to less than $300 million.  The shares are redeemable at any time at the option of Company at a redemption price at face value plus the 0-3% premium then in place.  The shares rank senior and have preference to the common shares of Forest.  The shares are non-voting, do not participate in the earnings of Forest and contain standard protective rights.

As of June 30, 2021, Corbel and VHG, both related parties, held a combined $2.0 million in face value of shares of HC LLC Series A-1 Preferred Stock.  The shares provide for a 9% annual dividend, which is payable quarterly.  The shares are mandatorily redeemable by the Company at their face value of $1,000 per share on the earlier of certain redemption events or December 29, 2027.  The redemption events include a bankruptcy, change in control or sale of the durable medical equipment business.  The shares are redeemable at any time at the option of the Company at a redemption price equal to face value.  The shares rank senior and have preference to the common shares of HC LLC.  The shares are non-voting, do not participate in the earnings of HC LLC and contain standard protective rights.

The HC LLC Series A-1 Preferred Stock includes covenants that limit additional indebtedness, liens, asset dispositions and investments, require compliance and maintenance of licenses and government approvals and other customary conditions.  In order to incur certain additional debt, HC LLC must also comply with a leverage ratio and levered free cash flow ratio, which are based in part on the HC LLC EBITDA levels.

As of June 30, 2021, we had an undrawn credit facility with Pacific Mercantile Bank that accrues interest at the prime rate plus 0.4% (at June 30, 2021, the effective rate was 3.7%) through maturity on November 29, 2022 (the DME Revolver).  The DME Revolver allows for borrowings up to $10 million.  The DME Revolver requires monthly interest payments.  The DME Revolver is secured by all of the assets of the durable medical equipment business and the Company is required to meet certain financial covenants.

The DME Revolver includes covenants that restrict HC LLC business operations to its current business, limit additional indebtedness, liens, asset dispositions and investments, require compliance and maintenance of licenses and government approvals and other customary conditions.  Events of default include the failure to pay amounts when due, bankruptcy, or violation of covenants, including a change in control of HC LLC.  HC LLC must also comply with a fixed-charge coverage and leverage ratio financial covenants, which are based in part on the HC LLC EBITDA levels.  The Company was in compliance with all material covenants and restrictions at June 30, 2021.

HC LLC’s operating subsidiaries also utilize equipment financing debt to fund certain inventory and equipment purchases from suppliers.  These equipment financing debt agreements are entered into with 3rd party banks and are generally payable in equal installments over terms of one to three years, depending on the nature of the underlying purchases being financed.  The debt is secured by the inventory and equipment, as applicable, of the operating subsidiaries entering into the agreements, and the long-term agreements have implicit interest rates between 7 – 8%.  As of June 30, 2021, the Company had $2.0 million in equipment financing debt outstanding.

On March 27, 2020, the President of the United States passed into law the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).  Section 1102 of the CARES Act, the Paycheck Protection Program Loan (PPP Loan) provided additional funding for small businesses, as defined by the Small Business Act, to keep workers employed during through the COVID-19 crisis.  In April 2020, our 80.1% owned subsidiary Great Elm DME, Inc. applied for and received $3.6 million in PPP Loans.  Proceeds can only be used for specified covered purposes including payroll, rent and utilities in accordance with the CARES Act.  Between funding and June 30, 2020, the Company spent these proceeds on covered purposes and has recognized the proceeds as a reduction to operating expenses.  During the year ended June 30, 2021, the Company submitted a forgiveness application to the lender seeking full forgiveness of the PPP Loan, which was approved by the SBA.

Restrictions on Subsidiary Dividends

The ability of HC LLC to pay dividends is subject to compliance with the restricted payment covenants under the DME Revolver.

Off-Balance Sheet Obligations

As of June 30, 2021, we did not invest in any off-balance sheet vehicles that provide financing, liquidity, market or credit risk support or engage in any leasing activities that expose us to any liability that is not reflected in our consolidated financial statements.

New Accounting Pronouncements

See Note 2 – Summary of Significant Accounting Policies in the accompanying Notes to the Consolidated Financial Statements.